Exhibit 10.1


                                   ASSIGNMENT

         THIS ASSIGNMENT is executed to be effective as of the 30th day of March, 2005, by HomeNet Communications, Inc. ("Assignor"), in favor of HomeNet Northwest, Inc. ("Assignee").

         A. Assignor has been providing retail internet services to retail customers in Grant County, Washington (the "Customers").

         B. Assignor is no longer going to be providing internet services to Customers as result of (i) the discision of the Grant County Public Utility District (the "District") to discontinue the fiber build out and sell the video head end, (ii) demand by the District for Assignor to pay a substantial deposit and (iii) other factors.

         C. Assignee would like to continue providing internet services (not including video services) to the Customers.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Assignment of Customers. Assignor hereby assigns, conveys, transfers and sets over to Assignee any and all of Assignor's transferable right, title, interest, powers, and privileges in and to provide internet services to the Customers. Assignor makes no representation or warranty with respect to the transferability of any such rights, title, interest, powers or privileges. Assignee hereby accepts such assignment.

         2. Successors and Assigns. This assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the date set forth above.


HOMENET COMMUNICATIONS, INC.                  HOMENET NORTHWEST, INC.


By  /s/ Kelly Ryan                            By  /s/ Jason Pattison
   ---------------------------------             -------------------------------
   Kelly Ryan, CEO                               Jason Pattison, President